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             PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM

September 28, 2009

Board of Directors
Baldwin Technology Company, Inc.
2 Trap Falls Road
Shelton, CT

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to Baldwin Technology Company, Inc. (the "Company") Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, as set forth in our report dated September 28, 2009. As stated in Note 7 to those financial statements, on June 30, 2009, the Company elected to change its method of valuing certain of its domestic inventory to the FIFO method, whereas in prior years certain domestic inventory was valued using the LIFO method. The new method was adopted as it provides for a more consistent matching of expenses with revenues currently and in the foreseeable future and provides a consistent inventory methodology across the Company as inventory held in foreign locations and certain inventory in domestic locations currently and historically have been valued using the FIFO method.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management's business planning and judgment and on management's determination that this change in accounting principle is preferable.

Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,


/s/ GRANT THORNTON LLP